Exhibit 3.146

STAMP

Filed September 21, 1994

ARTICLES OF INCORPORATION

OF

HARRAH’S INTERACTIVE INVESTMENT COMPANY

FIRST: The name of the corporation is

HARRAH’S INTERACTIVE INVESTMENT COMPANY

SECOND: Its registered office in the State of Nevada is located at One East first Street, Reno, Nevada 89501. The name of its resident agent at that address is The Corporation Trust Company of Nevada.

THIRD: The total number of shares which the corporation is authorized to issue is one hundred (100); all of such shares shall be without per value.

FOURTH: The governing board of this corporation shall be known as directors, and the number of directors may from time to time be increased or decreased in such manner as shall be provided by the bylaws of this corporation.

The names and addresses of the first board of directors, which shall be two (2) in number, are as follows:

NAMES	ADDRESSES
Collin V. Reed	1023 Cherry Road
Memphis, TN 38117

Philip G. Satre	1023 Cherry Road
Memphis, TN 38117

FIFTH: The names and addresses of each of the incorporation signing the articles of incorporation are as follows:

NAMES	ADDRESSES
K. M. Odum	906 Olive Street
St. Louis, MO 63101

K. M. Rheinocker	906 Olive Street
St. Louis, MO 63101

A. E. Diamond	906 Olive Street
St. Louis, MO 63101

SIXTH: No director or officer of the corporation shall be personally liable to the corporation or its stockholders for damages for breach of his fiduciary duty as a director or officer, except that this provision shall not eliminate or limit the liability of a director or officer for:

(a) Acts or omissions which involve intentional misconduct, fraud or knowing violation of law; or

(b) The payment of distribution in violation of NR ILLEGIBLE.

WE, THE UNDERSIGNED, being each of the incorporators hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Nevada, do make and file these articles of incorporation, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set our hands this 21st day of September, 1994.

/s/ K. M. Odum
K. M. Odum, Incorporator

/s/ K. M. Rheinecker
K. M. Rheinecker, Incorporator

/s/ A. E. Diamond
A. E. Diamond, Incorporator